UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 23, 2010
OMEROS CORPORATION
(Exact name of registrant as specified in its charter)

Washington	001-34475	91-1663741

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1420 Fifth Avenue, Suite 2600
Seattle, Washington 98101
(Address of principal executive offices, including zip code)
(206) 676-5000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On April 23, 2010, Omeros Corporation (“Omeros”) and Helion Biotech ApS (“Helion”) entered into an Exclusive License Agreement (the “Agreement”) pursuant to which Omeros received a royalty-bearing, worldwide exclusive license in and to all of Helion’s intellectual property rights related to mannan-binding lectin-associated serine protease-2 (“MASP-2”) antibodies, polypeptides and methods in the field of inhibition of mannan-binding lectin-mediated activation of the complement system for the prevention, treatment or diagnosis of any disease or condition. This Agreement, together with the exclusive licenses of rights related to MASP-2 that Omeros already holds from the University of Leicester and the UK Medical Research Council, gives Omeros exclusive licenses to all ownership rights related to the patents and patent applications owned by these three organizations claiming antibodies that bind MASP-2, MASP-2 polypeptides, therapeutic methods and research tools, consolidating within Omeros the worldwide exclusive rights to the inhibition of MASP-2 and the antibodies targeting it.
     Upon execution of the Agreement, Omeros made a one-time payment to Helion of $500,000 and has agreed to make development and sales milestone payments to Helion of up to an additional $6.85 million upon the achievement of certain events, such as the filing of an Investigational New Drug application with the U.S. Food and Drug Administration; initiation of Phase 2 and 3 clinical trials; receipt of marketing approval; and reaching specified sales milestones. In addition, Helion is entitled to receive from Omeros a low single-digit percentage royalty of any net sales of a MASP-2 inhibitor product that is covered by the patents licensed by Omeros under the Agreement.
     The term of the Agreement continues so long as there is a valid, subsisting and enforceable claim in any patents or patent applications covered by the Agreement. The Agreement may be terminated sooner by either party following a material breach of the Agreement by the other party that has not been cured within 90 days.
     The foregoing description of the Agreement is only a summary of its material terms and does not purport to be complete.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEROS CORPORATION
By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.
President, Chief Executive Officer and Chairman of the Board of Directors

Date: April 29, 2010